EXHIBIT 10.22
VALASSIS COMMUNICATIONS, INC.
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
On December 7, 2009, the Board of Directors (the “Board”) of Valassis Communications, Inc. (the “Corporation”), on recommendation of the Compensation/Stock Option Committee, approved the compensation program described below to compensate non-employee directors for service on the Board and its committees. The compensation program described below became effective January 1, 2010 and replaced the compensation program previously in effect.
The Corporation’s non-employee directors are entitled to receive the following fees in connection with their participation on the Board and related Board committees: (i) an annual cash retainer fee of $49,500; (ii) an annual award of 3,000 shares of restricted stock of the Corporation pursuant to the Corporation’s 2008 Omnibus Incentive Compensation Plan that becomes fully vested one year from the date of grant; (iii) $2,500 per Board meeting attended in person and $1,300 per Board meeting attended by telephone; and (iv) $1,300 per Board committee meeting attended in person and $650 per Board committee meeting attended by telephone.
The annual cash retainer and annual award of restricted stock are paid quarterly to the non-employee directors. The Board committee attendance fees are payable only if the committee meeting is not scheduled in conjunction with (just before or after) a Board meeting and telephonic meeting fees are paid on a pro-rated basis if a non-employee director does not participate via telephone for the entire meeting.
In addition, each year, the Corporation’s non-employee directors are eligible to receive non-qualified stock options to purchase an aggregate of 10,000 shares of the Corporation’s common stock pursuant to the Corporation’s 2008 Omnibus Incentive Compensation Plan (or such other plan applicable to the Corporation’s non-employee directors in effect from time to time). These options are granted in two semi-annual installments consisting of 5,000 stock options on April 1 and October 1 of each year, have an exercise price equal to the fair market value (as defined in the Corporation’s applicable stock option plan) of the Corporation’s common stock on the date of grant and become fully vested one year from the date of grant, with the same terms and conditions as the Corporation’s standard non-qualified stock option agreement for non-employee directors.